JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS THIRD-QUARTER 2013 NET LOSS OF
$0.4 BILLION, OR $(0.17) PER SHARE, ON REVENUE1 OF $23.9 BILLION

THIRD-QUARTER 2013 NET INCOME OF $5.8 BILLION, OR $1.42 PER SHARE, EXCLUDING LITIGATION EXPENSE AND RESERVE RELEASES1

SUPPORTED CONSUMERS, BUSINESSES AND COMMUNITIES

•	Strong underlying performance across our businesses[2]

▪
Consumer & Community Banking deposits were up 10%; client investment assets were a record $179.0 billion, up 16%; credit card sales volume[1] was a record $107.0 billion, up 11%; merchant processing volume of $185.9 billion, up 14%

▪	Corporate & Investment Bank maintained its #1 ranking for Global Investment Banking fees; client deposits were $386.0 billion, up 10%; assets under custody were a record $19.7 trillion

▪
Asset Management achieved its eighteenth consecutive quarter of positive net long-term client flows, with $19 billion for the third quarter; client assets were $2.2 trillion, up 11%; loan balances were a record $90.5 billion

•	Third-quarter results included the following significant items

▪	$9.15 billion pretax expense; $7.20 billion after-tax ($1.85 per share after-tax decrease in earnings) for legal expense in Corporate, including reserves for litigation and regulatory proceedings

▪	$1.60 billion pretax benefit; $992 million after-tax ($0.26 per share after-tax increase in earnings) from reduced reserves in Consumer & Community Banking

•	Fortress balance sheet remains strong

▪	Basel I Tier 1 common[1] of $145 billion, and ratio of 10.5%

▪	Estimated Basel III Tier 1 common[1,3] ratio of 9.3%

▪	Estimated Firm supplementary leverage ratio ("SLR") of 4.7%

▪	As planned, resubmitted our capital plan to the Federal Reserve and expect to receive feedback by year-end

•	JPMorgan Chase supported consumers, businesses and our communities

▪	$1.6 trillion of credit[1] provided and capital raised in the first nine months of 2013

-	$221 billion of credit[1] provided for consumers; originated more than 700,000 mortgages

-	$14 billion of credit[1] provided for U.S. small businesses

-	$442 billion of credit[1] provided for corporations

-	$829 billion of capital raised for clients

-	$59 billion of credit[1] provided and capital raised for nonprofit and government entities, including states, municipalities, hospitals and universities

•	Hired more than 6,000 U.S. veterans and service members since the beginning of 2011

•	Ended the quarter with over 5,600 branches, 32.9 million active online customers and over 1,900 Chase Private Client locations

Investor Contact: Sarah Youngwood (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

[1] For notes on non-GAAP measures, including managed basis reporting, see page 13. For additional notes on financial measures, see page 14.
[2] Percentage comparisons noted in the bullet points are calculated versus prior-year third quarter.
[3] Includes the estimated impact of final Basel III rules issued on July 2, 2013.

JPMorgan Chase & Co.
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New York, October 11, 2013 - JPMorgan Chase & Co. (NYSE: JPM) today reported net loss of $0.4 billion for the third quarter of 2013, compared with net income of $5.7 billion in the third quarter of 2012. Earnings per share were $(0.17), compared with $1.40 in the third quarter of 2012. Revenue1 for the quarter was $23.9 billion, compared with $25.9 billion in the prior year. The Firm's return on tangible common equity1 for the third quarter of 2013 was (2)%, compared with 16% in the prior year.
Third-quarter results included legal expense in Corporate of $9.2 billion ($7.2 billion after-tax), and a benefit from reserve releases of $1.6 billion ($992 million after-tax). Excluding these items, third-quarter net income would have been $5.8 billion, or $1.42 per share1.
Jamie Dimon, Chairman and Chief Executive Officer, commented on the Company’s results: “While we had strong underlying performance across the businesses, unfortunately, the quarter was marred by large legal expense. We continuously evaluate our legal reserves, but in this highly charged and unpredictable environment, with escalating demands and penalties from multiple government agencies, we thought it was prudent to significantly strengthen them. While we expect our litigation costs should abate and normalize over time, they may continue to be volatile over the next several quarters.”
Dimon continued: “The Board continues to seek a fair and reasonable settlement with the government on mortgage-related issues – and one that recognizes the extraordinary circumstances of the Bear Stearns and Washington Mutual transactions, which were undertaken at the request or encouragement of the U.S. Government.”
Commenting on the business performance, Dimon continued: “We maintained our #1 ranking in Global Investment Banking fees and our unparalleled capital raising and advisory capabilities led to ground-breaking transactions and market share gains. Equity Markets revenue was up 20%, driven by broad-based strength across products. In Consumer Banking and Credit Card, our customer satisfaction scores continue to rise and our customer attrition remains low. For the second consecutive year, we led the nation in deposit growth – up 10% from the prior year – more than twice the industry average. Credit card sales volume was a record $107.0 billion, up 11%, and general purpose credit card sales volume growth has outperformed the industry for 22 consecutive quarters. Asset Management continued to have strong performance, with $19 billion of net long-term client flows, the 18th consecutive quarter of positive net long-term client flows. We are seeing continued positive trends in consumer and stability in wholesale – loss rates in mortgage are improving steadily as delinquencies continue to decline, and credit card delinquencies are at 20-year lows across the industry.”
Dimon concluded: “We continue our intense focus on our legal, control, and regulatory agenda – we are simplifying our business and making unprecedented investments in controls, which will make our company better and stronger for the long-run. We are extremely gratified that, in light of the issues the Company is facing, our people continue to do an unwavering and excellent job in serving their clients and communities, which you see in the underlying performance of our businesses.”

In the discussion below of the business segments and of JPMorgan Chase as a Firm, information is presented on a managed basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see page 13. The following discussion compares the third quarters of 2013 and 2012 unless otherwise noted. Footnotes in the sections that follow are described on pages 13 and 14.

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CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$11,082	$12,015	$12,720	$(933)	(8)%	$(1,638)	(13)%
Provision for Credit Losses	(267)	(19)	1,862	(248)	NM	(2,129)	NM
Noninterest Expense	6,867	6,864	6,956	3	-	(89)	(1)
Net Income	$2,702	$3,089	$2,355	$(387)	(13)%	$347	15%
Discussion of Results:
Net income was $2.7 billion, an increase of $347 million, or 15% compared with the prior year, due to lower provision for credit losses and noninterest expense, predominantly offset by lower net revenue.

Net revenue was $11.1 billion, a decrease of $1.6 billion, or 13%, compared with the prior year. Net interest income was $7.1 billion, down $174 million, or 2%, driven by lower deposit margins, spread compression in Credit Card and Auto and lower loan balances due to portfolio runoff, largely offset by higher deposit balances. Noninterest revenue was $4.0 billion, a decrease of $1.5 billion, or 27%, driven by lower mortgage fees and related income.

The provision for credit losses was a benefit of $267 million, compared with a provision for credit losses of $1.9 billion in the prior year and a benefit of $19 million in the prior quarter. The current-quarter provision reflected a $1.6 billion reduction in the allowance for loan losses and total net charge-offs of $1.3 billion. The prior-quarter provision reflected a $1.5 billion reduction in the allowance for loan losses and total net charge-offs of $1.5 billion. The prior-year provision reflected a $955 million reduction in the allowance for loan losses and total net charge-offs of $2.8 billion. Prior-year total net charge-offs included $880 million of incremental charge-offs reported in accordance with regulatory guidance on certain loans discharged under Chapter 7 bankruptcy.

Noninterest expense was $6.9 billion, a decrease of $89 million, or 1%, from the prior year, driven by lower mortgage servicing expense, partially offset by continued investments in Chase Private Client expansion, and costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted; banking portal ranking is per compete.com, as of August 2013)

▪	Return on equity was 23% on $46.0 billion of average allocated capital.

▪
Average total deposits were $456.9 billion, up 10% from the prior year and 1% from the prior quarter. According to the FDIC 2013 Summary of Deposits survey, Chase grew deposits more than any other bank for the second year in a row, with a growth rate more than twice the industry average[2].

▪	Active mobile customers were up 30% over the prior year to 15.0 million, and Chase.com remains the #1 most visited banking portal in the U.S.

▪	Client investment assets were a record $179.0 billion, up 16% from the prior year and 4% from the prior quarter.

▪
Credit card sales volume[2] was a record $107.0 billion, up 11% from the prior year and 2% from the prior quarter. General purpose credit card sales volume growth has outperformed the industry for 22 consecutive quarters[2].

▪
Merchant processing volume was $185.9 billion, up 14% from the prior year and flat compared with prior quarter. Total transactions processed were 8.9 billion, up 20% from the prior year and 1% from the prior quarter.

▪	Auto originations were $6.4 billion, up 2% from the prior year.

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▪
Mortgage originations were $40.5 billion, down 14% from the prior year and 17% from the prior quarter, including purchase originations of $20.0 billion, up 57% from the prior year and 15% from the prior quarter.

Consumer & Business Banking net income was $762 million, a decrease of $16 million, or 2%, compared with the prior year, due to higher noninterest expense, predominantly offset by higher net revenue.
Net revenue was $4.4 billion, up 2% compared with the prior year. Net interest income was $2.7 billion, up 1% compared with the prior year, driven by higher deposit balances, predominantly offset by lower deposit margins. Noninterest revenue was $1.7 billion, an increase of 5%, driven by higher investment revenue and debit card revenue.
The provision for credit losses was $104 million, compared with $107 million in the prior year and $74 million in the prior quarter. The net charge-off rate was 2.10%, down from 2.33% in the prior year and up from 1.58% in the prior quarter.
Noninterest expense was $3.1 billion, up 5% from the prior year, reflecting continued investments in Chase Private Client expansion, and costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 27% on $11.0 billion of average allocated capital.

▪	Average total deposits were $438.1 billion, up 11% from the prior year and 1% from the prior quarter.

▪	Ranked #1 in deposits in our three largest markets - New York, Chicago, Houston - and grew share in each. Grew deposit share in 20 of 25 of our largest markets[2].

▪	Deposit margin was 2.32%, compared with 2.56% in the prior year and 2.31% in the prior quarter.

▪	Accounts[2] totaled 29.3 million, up 5% from the prior year and 1% from the prior quarter, reflecting strong acquisitions and low customer attrition.

▪
Average Business Banking loans were $18.6 billion, up 2% from the prior year and flat compared with the prior quarter. Originations were $1.3 billion, down 1% from the prior quarter and 23% from the prior year.

▪	Chase Private Client locations totaled 1,948, an increase of 988 from the prior year and 257 from the prior quarter.

Mortgage Banking net income was $705 million, an increase of $82 million, or 13%, compared with the prior year, driven by lower provision for credit losses and noninterest expense, predominantly offset by lower net revenue.

Net revenue was $2.0 billion, a decrease of $1.7 billion compared with the prior year. Net interest income was $1.1 billion, a decrease of $44 million, or 4%, driven by lower loan balances due to portfolio runoff. Noninterest revenue was $877 million, a decrease of $1.6 billion, driven by lower mortgage fees and related income.

The provision for credit losses was a benefit of $1.0 billion2, compared with a provision for credit losses of $524 million in the prior year. The current quarter reflected a $1.25 billion reduction in the allowance for loan losses due to lower estimated losses reflecting continued home price improvement and favorable delinquency trends. The prior year included a $900 million reduction in the allowance for loan losses. Net charge-offs were $206 million, compared with $1.4 billion in the prior year. Prior-year total net charge-offs

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included $825 million of incremental charge-offs reported in accordance with regulatory guidance on certain loans discharged under Chapter 7 bankruptcy.

Noninterest expense was $1.9 billion, a decrease of $223 million, or 11%, from the prior year, due to lower servicing expense.

Mortgage Production pretax income was $90 million, a decrease of $997 million from the prior year, reflecting lower volumes and lower margins, partially offset by lower repurchase losses. Mortgage production-related revenue, excluding repurchase losses, was $584 million, a decrease of $1.2 billion, or 67%, from the prior year, reflecting lower volumes from rising rates and lower revenue margins. Production expense2 was $669 million, a decrease of $9 million from the prior year. Repurchase losses for the current quarter reflected a benefit of $175 million, compared with losses of $13 million in the prior year and a benefit of $16 million in the prior quarter. The current quarter reflected a $300 million reduction in repurchase liability and lower realized repurchase losses, compared with a $218 million reduction in repurchase liability in the prior year and a $185 million reduction in repurchase liability in the prior quarter.

Mortgage Servicing pretax loss was $406 million, a decrease of $247 million from the prior year. Mortgage net servicing-related revenue was $632 million, a decrease of $122 million, or 16%, from the prior year, driven by lower revenue from an exited non-core product and lower gains on Government National Mortgage Association (“Ginnie Mae”) buy outs. MSR risk management was a loss of $180 million, compared with income of $150 million in the prior year. Servicing expense was $858 million, a decrease of $205 million from the prior year, reflecting lower costs associated with the Independent Foreclosure Review and lower servicing headcount, partially offset by higher expense for foreclosure-related matters. The current quarter included approximately $200 million of expense related to refined estimates of servicing liabilities resulting from foreclosure delays.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Mortgage application volumes were $40.4 billion, down 45% from the prior year and 38% from the prior quarter.

▪	Period-end total third-party mortgage loans serviced were $831.1 billion, up 2% from the prior year and flat compared with the prior quarter.

Real Estate Portfolios pretax income was $1.5 billion, up $1.4 billion from the prior year. Net revenue was $809 million, a decrease of $197 million, or 20%, from the prior year. The decrease was due to higher loan retention driving lower noninterest revenue and a decline in net interest income, resulting from lower loan balances due to portfolio runoff.

The provision for credit losses was a benefit of $1.0 billion, compared with a provision for credit losses of $520 million in the prior year. The current-quarter provision reflected a $1.25 billion reduction in the allowance for loan losses, $750 million from the purchased credit-impaired allowance and $500 million from the non credit-impaired allowance, due to lower estimated losses reflecting continued home price improvement and favorable delinquency trends. The prior year provision included a $900 million reduction in the allowance for loan losses. Net charge-offs were $204 million, compared with $1.4 billion in the prior year. Prior-year total net charge-offs included $825 million of incremental charge-offs reported in accordance with regulatory guidance on certain loans discharged under Chapter 7 bankruptcy. Home equity net charge-offs were $218 million (1.42% net charge-off rate1), compared with $1.1 billion (6.22% net charge-off rate1) in the prior year. Subprime mortgage net recoveries were $4 million (0.21% net recovery rate1), compared with net charge-offs of $152 million (6.89% net charge-off rate1). Prime mortgage, including option ARMs,

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net recoveries were $11 million (0.09% net recovery rate1), compared with net charge-offs of $143 million (1.37% net charge-off rate1).

Noninterest expense was $375 million, a decrease of $11 million, or 3%, compared with the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted. Average loans include PCI loans)

▪	Mortgage Banking return on equity, including Mortgage Production, Mortgage Servicing and Real Estate Portfolios, was 14% on $19.5 billion of average allocated capital.

▪	Average home equity loans were $80.7 billion, down $12.6 billion.

▪	Average mortgage loans were $89.7 billion, down $883 million.

▪	Allowance for loan losses was $7.7 billion, compared with $11.3 billion.

▪	Allowance for loan losses to ending loans retained, excluding PCI loans[1], was 2.39%, compared with 4.63%.

Card, Merchant Services & Auto net income was $1.2 billion, an increase of $281 million, or 29%, compared with the prior year, driven by lower provision for credit losses, partially offset by lower net revenue.

Net revenue was $4.6 billion, down $91 million, or 2%, compared with the prior year. Net interest income was $3.3 billion, down $149 million compared with the prior year, primarily driven by spread compression in Credit Card and Auto. Noninterest revenue was $1.3 billion, up $58 million compared with the prior year, primarily driven by higher net interchange income, auto lease income and merchant servicing revenue, largely offset by lower revenue from an exited non-core product.

The provision for credit losses was $673 million, compared with $1.2 billion in the prior year and $564 million in the prior quarter. The current-quarter provision reflected lower net charge-offs and a $351 million reduction in the allowance for loan losses due to lower estimated losses reflecting improved delinquency trends and restructured loan performance. The prior-year provision included a $55 million reduction in the allowance for loan losses. The Credit Card net charge-off rate1 was 2.86%, down from 3.57% in the prior year and 3.31% in the prior quarter; the 30+ day delinquency rate1 was 1.68%, down from 2.15% in the prior year and 1.69% in the prior quarter. The Auto net charge-off rate was 0.35%, down from 0.74% in the prior year and up from 0.18% in the prior quarter.

Noninterest expense was $1.9 billion, flat from the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 32% on $15.5 billion of average allocated capital.

▪	#1 credit card issuer in the U.S. based on outstandings[2]; #1 global Visa issuer based on consumer and business credit card sales volume[2].

▪
Period-end Credit Card loan balances were $124.0 billion, flat compared with the prior year and the prior quarter. Credit Card average loans were $123.9 billion, flat compared with the prior year and up 1% from the prior quarter.

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▪	Card Services net revenue as a percentage of average loans was 12.22%, compared with 12.46% in the prior year and 12.59% in the prior quarter.

▪	Average auto loans were $50.4 billion, up 4% from the prior year and flat compared with the prior quarter.

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,189	$9,876	$8,360	$(1,687)	(17)%	$(171)	(2)%
Provision for Credit Losses	(218)	(6)	(60)	(212)	NM	(158)	(263)
Noninterest Expense	4,999	5,742	5,350	(743)	(13)	(351)	(7)
Net Income	$2,240	$2,838	$1,992	$(598)	(21)%	$248	12%

Discussion of Results:
Net income was $2.2 billion, up 12% compared with the prior year. These results primarily reflected lower noninterest expense and a higher benefit from the provision for credit losses, partially offset by lower net revenue. Net revenue was $8.2 billion, compared with $8.4 billion in the prior year. Net revenue included a $397 million loss from debit valuation adjustments (“DVA”) on structured notes and derivative liabilities; the prior year included a loss from DVA of $211 million. Excluding the impact of DVA, net income was $2.5 billion1, up 17% from the prior year, and net revenue was $8.6 billion1, flat compared with the prior year.

Banking revenue was $2.9 billion, up 2% from the prior year. Investment banking fees were $1.5 billion, up 6% from the prior year, driven by higher equity underwriting fees of $333 million, up 42% from the prior year, and higher debt underwriting fees of $855 million, up 6% from the prior year, partially offset by lower advisory fees of $322 million, down 17% from the prior year. Treasury Services revenue was $1.1 billion, flat compared with the prior year. Lending revenue was $351 million, primarily reflecting net interest income on retained loans and fees on lending-related commitments.

Markets & Investor Services revenue was $5.3 billion, down 4% from the prior year. Fixed Income Markets revenue was $3.4 billion, down 8% compared with a strong prior year. The prior year included a modest loss from the synthetic credit portfolio. Equity Markets revenue was $1.2 billion, up 20% from the prior year, driven by broad-based strength across products and regions. Securities Services revenue was $1.0 billion, up 3% from the prior year. Credit Adjustments & Other revenue was a loss of $409 million, compared with a loss of $225 million in the prior year; both periods were predominantly driven by the impact of DVA.

The provision for credit losses was a benefit of $218 million, compared with a benefit of $60 million in the prior year. The ratio of the allowance for loan losses to period-end loans retained was 1.09%, compared with 1.35% in the prior year. Excluding the impact of the consolidation of Firm-administered multi-seller conduits and trade finance loans, the ratio of the allowance for loan losses to period-end loans retained1 was 2.01%, compared with 2.92% in the prior year.

Noninterest expense was $5.0 billion, down 7% from the prior year, primarily driven by lower compensation expense on lower reported revenue. The compensation ratio for the current quarter was 27%, excluding the impact of DVA1.

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Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted, and all rankings are according to Dealogic)

▪	Return on equity was 16% on $56.5 billion of average allocated capital (17% excluding DVA1).

▪	Ranked #1 in Global Investment Banking Fees for the nine months ended September 30, 2013.

▪
Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Long-Term Debt; #1 in Global Syndicated Loans; #2 in Global Announced M&A; and #2 in Global Equity and Equity-related, based on volume, for the nine months ended September 30, 2013.

▪	Average client deposits and other third-party liabilities were $386.0 billion, up 10% from the prior year and 5% from the prior quarter.

▪	Assets under custody were a record $19.7 trillion, up 8% from the prior year and 4% from the prior quarter.

▪	International revenue was $4.1 billion, up 6% from the prior year, representing 50% of total revenue.

▪	Period-end total loans were $108.0 billion, down 3% from both the prior year and prior quarter. Nonaccrual loans were $237 million, down 70% from the prior year and 37% from the prior quarter.

▪	Period-end trade finance loans were $34.4 billion, down 2% from the prior year and 6% from the prior quarter.

COMMERCIAL BANKING (CB)

Results for CB				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,725	$1,728	$1,732	$(3)	-	$(7)	-
Provision for Credit Losses	(41)	44	(16)	(85)	NM	(25)	(156)
Noninterest Expense	661	652	601	9	1	60	10
Net Income	$665	$621	$690	$44	7%	$(25)	(4)%
Discussion of Results:
Net income was $665 million, a decrease of $25 million, or 4%, compared with the prior year, reflecting an increase in noninterest expense and a decrease in net revenue, partially offset by a lower provision for credit losses.

Net revenue was $1.7 billion, flat compared with the prior year. Net interest income was $1.1 billion, flat compared with the prior year, reflecting spread compression on loan and liability products and lower purchase discounts recognized on loan repayments, predominantly offset by higher loan balances. Noninterest revenue was $588 million, flat compared with the prior year.

Revenue from Middle Market Banking was $745 million, flat compared with the prior year. Revenue from Corporate Client Banking was $459 million, flat compared with the prior year. Revenue from Commercial Term Lending was $311 million, an increase of $13 million, or 4%, compared with the prior year. Revenue from Real Estate Banking was $118 million, an increase of $12 million, or 11%, compared with the prior year.

The provision for credit losses was a benefit of $41 million, compared with a benefit of $16 million in the prior year. Net charge-offs were $16 million (0.05% net charge-off rate), compared with net recoveries of $18 million (0.06% net recovery rate) in the prior year and net charge-offs of $9 million (0.03% net charge-

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off rate) in the prior quarter. The allowance for loan losses to period-end loans retained was 1.99%, down from 2.15% in the prior year and down from 2.06% in the prior quarter. Nonaccrual loans were $566 million, down $310 million, or 35%, from the prior year, and up by $53 million, or 10%, from the prior quarter.

Noninterest expense was $661 million, up 10% compared with the prior year, reflecting higher product- and headcount-related2 expense.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 20% on $13.5 billion of average allocated capital.

▪	Overhead ratio was 38%, compared with 35% in the prior year.

▪	Gross investment banking revenue (which is shared with the Corporate & Investment Bank) was a record $448 million, up 4% compared with the prior year and up 16% compared with the prior quarter.

▪	Average loan balances were $131.6 billion[2], up 8% compared with the prior year and flat compared with the prior quarter.

▪	Period-end loan balances were $135.2 billion[2], up 9% compared with the prior year and up 3% compared with the prior quarter.

▪	Average client deposits and other third-party liabilities were $196.8 billion, up 3% compared with the prior year and flat compared with the prior quarter.

ASSET MANAGEMENT (AM)

Results for AM				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,763	$2,725	$2,459	$38	1%	$304	12%
Provision for Credit Losses	—	23	14	(23)	NM	(14)	NM
Noninterest Expense	2,003	1,892	1,731	111	6	272	16
Net Income	$476	$500	$443	$(24)	(5)%	$33	7%

Discussion of Results:
Net income was $476 million, an increase of $33 million, or 7%, from the prior year, reflecting higher net revenue, predominantly offset by higher noninterest expense.

Net revenue was $2.8 billion, an increase of $304 million, or 12%, from the prior year. Noninterest revenue was $2.2 billion, up $278 million, or 15%, from the prior year, due to net client inflows, the effect of higher market levels and higher placement fees. Net interest income was $578 million, up $26 million, or 5%, from the prior year, due to higher loan and deposit balances, partially offset by narrower loan and deposit spreads.

Revenue from Private Banking was $1.5 billion, up 9% compared with the prior year. Revenue from Retail was $722 million, up 36%. Revenue from Institutional was $553 million, down 2%.

Client assets were $2.2 trillion, an increase of $215 billion, or 11%, compared with the prior year. Assets under management were $1.5 trillion, an increase of $159 billion, or 12%, from the prior year, due to net inflows to long-term products and the effect of higher market levels. Custody, brokerage, administration and deposit balances were $706 billion, up $56 billion, or 9%, from the prior year, due to the effect of higher market levels and custody inflows.

The provision for credit losses was negligible, compared with $14 million in the prior year.

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Noninterest expense was $2.0 billion, an increase of $272 million, or 16%, from the prior year, primarily due to higher headcount-related2 expense, higher performance-based compensation and costs related to the control agenda.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Return on equity was 21% on $9.0 billion of average allocated capital.

▪	Pretax margin[2] was 28%, down from 29% in the prior year.

▪
For the 12 months ended September 30, 2013, assets under management reflected net inflows of $95 billion, driven by net inflows of $84 billion to long-term products and net inflows of $11 billion to liquidity products. For the quarter, net inflows were $32 billion, driven by net inflows of $19 billion to long-term products and net inflows of $13 billion to liquidity products.

▪	Net long-term client flows were positive for the eighteenth consecutive quarter.

▪	Assets under management ranked in the top two quartiles for investment performance were 74% over 5 years, 74% over 3 years and 73% over 1 year.

▪	Customer assets in 4 and 5 Star-rated funds were 55% of all rated mutual fund assets.

▪	Client assets were $2.2 trillion, up 11% from the prior year and 4% from the prior quarter.

▪	Average loans were $87.8 billion, a record, up 22% from the prior year and 5% from the prior quarter.

▪	Period-end loans were $90.5 billion, a record, up 21% from the prior year and 5% from the prior quarter.

▪	Average deposits were $138.7 billion, up 9% from the prior year and 2% from the prior quarter.

▪	Period-end deposits were $139.6 billion, up 8% from the prior year and 2% from the prior quarter.

CORPORATE/PRIVATE EQUITY

Results for Corporate/Private Equity				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$121	$(386)	$592	$507	NM	$(471)	(80)%
Provision for Credit Losses	(17)	5	(11)	(22)	NM	(6)	(55)%
Noninterest Expense	9,096	716	733	8,380	NM	8,363	NM
Net Income/(Loss)	$(6,463)	$(552)	$228	$(5,911)	NM	$(6,691)	NM

Discussion of Results:
Net income was a loss of $6.5 billion, compared with net income of $228 million in the prior year.

Private Equity reported net income of $242 million, compared with a net loss of $89 million in the prior year. Net revenue was $398 million, compared with a loss of $135 million in the prior year, primarily due to net valuation gains on private investments.

JPMorgan Chase & Co.
News Release

Treasury and CIO reported a net loss of $193 million, compared with net income of $369 million in the prior year. Net revenue was a loss of $232 million, compared with net revenue of $713 million in the prior year. The prior-year revenue reflected $888 million extinguishment gains related to the redemption of trust preferred securities. Current-quarter net interest income was a loss of $261 million due to low interest rates and limited reinvestment opportunities.

Other Corporate reported a net loss of $6.5 billion, compared with a net loss of $52 million in the prior year. The current quarter included approximately $9.2 billion of legal expense, including reserves for litigation and regulatory proceedings, compared with $684 million of expense for additional litigation reserves in the prior year.

JPMORGAN CHASE (JPM)(*)

Results for JPM				2Q13		3Q12
($ millions)	3Q13	2Q13	3Q12	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$23,880	$25,958	$25,863	$(2,078)	(8)%	$(1,983)	(8)%
Provision for Credit Losses	(543)	47	1,789	(590)	NM	(2,332)	NM
Noninterest Expense	23,626	15,866	15,371	7,760	49	8,255	54
Net Income	$(380)	$6,496	$5,708	$(6,876)	NM	$(6,088)	NM
(*) Presented on a managed basis. See notes on page 13 for further explanation of managed basis. Net revenue on a U.S. GAAP basis totaled $23,117 million, $25,211 million, and $25,146 million for the third quarter of 2013, second quarter of 2013, and third quarter of 2012, respectively.

Discussion of Results:
Net income was a loss of approximately $0.4 billion, down $6.1 billion from the prior year, due to higher noninterest expense and lower net revenue, partially offset by lower provision for credit losses.

Net revenue was $23.9 billion, down $2.0 billion, or 8%, compared with the prior year. Noninterest revenue was $12.9 billion, down $1.8 billion, or 12%, compared with the prior year. The current-quarter revenue included a $397 million loss from DVA on certain structured notes and derivative liabilities. Net interest income was $11.0 billion, down $220 million, or 2%, compared with the prior year, reflecting the impact of lower loan yields due to competitive pressures and replacement of higher yielding loans with lower yielding loans, partially offset by higher investment securities yield and lower net interest expense on long-term debt.

The provision for credit losses was a benefit of $543 million, compared with a provision for credit losses of $1.8 billion in the prior year. The total consumer provision for credit losses was a benefit of $273 million, compared with an expense of $1.9 billion in the prior year. The current-quarter provision reflected a $1.6 billion reduction in the allowance for loan losses due to favorable delinquency trends and lower estimated losses in the mortgage and credit card portfolios. Consumer net charge-offs were $1.3 billion, compared with $2.8 billion in the prior year, resulting in net charge-off rates of 1.47% and 3.10%, respectively. The prior-year total net charge-offs included $880 million of incremental charge-offs reported in accordance with regulatory guidance on certain loans discharged under Chapter 7 bankruptcy. The wholesale provision for credit losses was a benefit of $270 million, compared with a benefit of $63 million in the prior year. Wholesale net charge-offs were $26 million, compared with net recoveries of $34 million in the prior year, resulting in a net charge-off rate of 0.03% and a net recovery rate of 0.05%, respectively. The Firm’s allowance for loan losses to period-end loans retained1 was 1.89%, compared with 2.61% in the prior year. The Firm’s nonperforming assets totaled $10.2 billion, down from the prior-quarter and prior-year levels of $10.9 billion and $12.5 billion, respectively.

Noninterest expense was $23.6 billion, up $8.3 billion, or 54%, compared with the prior year, driven by higher litigation reserves. The current quarter included approximately $9.3 billion of legal expense,

JPMorgan Chase & Co.
News Release

including reserves for litigation and regulatory proceedings, compared with $790 million of expense for additional litigation reserves in the prior year.

Key Metrics and Business Updates:
(All comparisons refer to the prior-year quarter except as noted)

▪	Basel I Tier 1 common ratio[1] was 10.5%

▪	Headcount was 255,041, a decrease of 4,103, compared with the prior year.

JPMorgan Chase & Co.
News Release

1.	Notes on non-GAAP financial measures:

a.
The Firm presents net income and earnings per share excluding the aftertax impact of reductions in the allowance for loan losses and litigation expense in Corporate. These measures should be viewed in addition to, and not as a substitute for, the Firm’s reported results. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm's performance. The table below provides a reconciliation of reported results to these non-GAAP measures.

Three months ended September 30, 2013	In millions	Per-share amounts
Reported: Net income	$(380)	$(0.17)
Adjustments:
Corporate litigation expense	7,200	1.85
Reduction in allowance for loan losses	(992)	(0.26)
As adjusted: Net income	$5,828	$1.42

b.
In addition to analyzing the Firm's results on a reported basis, management reviews the Firm's results and the results of the lines of business on a “managed” basis, which is a non-GAAP financial measure. The Firm's definition of managed basis starts with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm (and each of the business segments) on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable securities and investments. This non-GAAP financial measure allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business.

c.
The ratio of the allowance for loan losses to end-of-period loans excludes the following: loans accounted for at fair value and loans held-for-sale; purchased credit-impaired (“PCI”) loans; and the allowance for loan losses related to PCI loans. Additionally, Real Estate Portfolios net charge-off rates exclude the impact of PCI loans. The allowance for loan losses related to the PCI portfolio totaled $5.0 billion at September 30, 2013, and $5.7 billion at each of June 30, 2013, and September 30, 2012. In Corporate & Investment Bank, the ratio of the allowance for loan losses to end-of-period loans is calculated excluding the impact of trade finance loans and consolidated Firm-administered multi-seller conduits, as well as their related allowances, to provide a more meaningful assessment of the CIB's allowance coverage.

d.
Tangible common equity (“TCE”) represents the Firm’s common stockholders' equity (i.e., total stockholders' equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. Return on tangible common equity measures the Firm's earnings as a percentage of average TCE. In management's view, these measures are meaningful to the Firm, as well as to analysts and investors, in assessing the Firm's use of equity and in facilitating comparisons with peers.

e.
The Tier 1 common ratio under both Basel I and Basel III are both non-GAAP financial measures. These measures, along with other capital measures, are used by management, bank regulators, investors and analysts to assess and monitor the Firm's capital position and to compare the Firm's capital to that of other financial services companies. The Basel I Tier 1 common ratio is Tier 1 common capital divided by Basel I risk-weighted assets. Tier 1 common capital is defined as Tier 1 capital less elements of Tier 1 capital not in the form of common equity, such as perpetual preferred stock, noncontrolling interests in subsidiaries, and trust preferred securities. In July 2013, U.S. federal banking agencies approved a final rule for implementing Basel III in the U. S. For further information on Basel I and Basel III, see Regulatory capital on pages 117-119 of JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012, and on pages 60-63 of the Firm's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

f.
In Consumer & Community Banking, supplemental information is provided for Card Services to enable comparability with prior periods. The net charge-off and 30+ day delinquency rates presented include loans held-for-sale.

g.
Corporate & Investment Bank provides several measures which exclude the impact of debit valuation adjustments (“DVA”) on: net revenue, net income, compensation ratio, and return on equity. These measures are used by management to assess the underlying performance of the business and for comparability with peers.

JPMorgan Chase & Co.
News Release

2.	Additional notes on financial measures:

a.	Headcount-related expense includes salary and benefits (excluding performance-based incentives), and other noncompensation costs related to employees.

b.	Consumer & Community Banking deposit rankings are based on the FDIC 2013 Summary of Deposits survey per SNL Financial. Accounts include checking accounts and Chase LiquidSM cards.

c.	Mortgage Banking provision for credit losses is included in the functional results of Real Estate Portfolios and in production expense of Mortgage Production.

d.
Credit card sales volume is presented excluding Commercial Card. Rankings and comparison of general purpose credit card sales volume are based on disclosures by peers and internal estimates. Rankings are as of the second quarter of 2013.

e.
In Commercial Banking, effective January 1, 2013, whole loan financing agreements, previously reported as other assets, were reclassified as loans. For the three months ended September 30, 2013, June 30, 2013 and March 31, 2013, the impact on period-end loans was $1.6 billion, $2.1 billion and $1.7 billion, respectively, and the impact on average loans was $1.7 billion, $1.8 billion and $1.6 billion, respectively.

f.
Asset Management pretax margin represents income before income tax expense divided by total net revenue which is, in management's view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of Asset Management against the performance of its respective peers.

g.
The amount of credit provided to clients represents new and renewed credit, including loans and commitments. The amount of credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. The amount of credit provided to nonprofit and government entities, including states, municipalities, hospitals and universities, represents that provided by the Corporate & Investment Bank and Commercial Banking.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.5 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today at 8:30 a.m. (Eastern Time) to present third-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (866) 786-8836 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm's website, www.jpmorganchase.com, under Investor Relations, Investor Presentations.

A replay of the conference call will be available beginning at approximately noon on October 11, 2013 through midnight, October 25, 2013 by telephone at (855) 859-2056 or (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID# 32195553. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.'s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.'s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.'s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2013, and June 30, 2013, which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.'s website (http://investor.shareholder.com/jpmorganchase) and on the Securities and Exchange Commission's website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS						NINE MONTHS ENDED SEPTEMBER 30,
					3Q13 Change					2013 Change
SELECTED INCOME STATEMENT DATA	3Q13		2Q13	3Q12	2Q13	3Q12	2013		2012	2012
Reported Basis
Total net revenue	$23,117		$25,211	$25,146	(8)%	(8)%	$73,450		$73,378	-%
Total noninterest expense	23,626		15,866	15,371	49	54	54,915		48,682	13
Pre-provision profit/(loss)	(509)		9,345	9,775	NM	NM	18,535		24,696	(25)
Provision for credit losses	(543)		47	1,789	NM	NM	121		2,729	(96)
NET INCOME/(LOSS)	(380)		6,496	5,708	NM	NM	12,645		15,592	(19)

Managed Basis (a)
Total net revenue	23,880		25,958	25,863	(8)	(8)	75,686		75,512	-
Total noninterest expense	23,626		15,866	15,371	49	54	54,915		48,682	13
Pre-provision profit	254		10,092	10,492	(97)	(98)	20,771		26,830	(23)
Provision for credit losses	(543)		47	1,789	NM	NM	121		2,729	(96)
NET INCOME/(LOSS)	(380)		6,496	5,708	NM	NM	12,645		15,592	(19)

PER COMMON SHARE DATA
Net income/(loss): Basic	(0.17)		1.61	1.41	NM	NM	3.08		3.82	(19)
Diluted	(0.17)		1.60	1.40	NM	NM	3.05		3.81	(20)
Cash dividends declared	0.38		0.38 (j)	0.30	-	27	1.06	(j)	0.90	18
Book value	52.01		52.48	50.17	(1)	4	52.01		50.17	4
Tangible book value (b)	39.51		39.97	37.53	(1)	5	39.51		37.53	5

Closing share price (c)	51.69		52.79	40.48	(2)	28	51.69		40.48	28
Market capitalization	194,312		198,966	153,806	(2)	26	194,312		153,806	26

COMMON SHARES OUTSTANDING
Average: Basic	3,767.0		3,782.4	3,803.3	-	(1)	3,789.2		3,810.4	(1)
Diluted	3,767.0		3,814.3	3,813.9	(1)	(1)	3,820.9		3,822.6	-
Common shares at period-end	3,759.2		3,769.0	3,799.6	-	(1)	3,759.2		3,799.6	(1)

FINANCIAL RATIOS (d)
Return on common equity ("ROE")	(1)%		13%	12%			8%		11%
Return on tangible common equity ("ROTCE") (b)	(2)		17	16			11		15
Return on assets	(0.06)		1.09	1.01			0.71		0.92
Return on risk-weighted assets (e)(f)	(0.11)	(k)	1.85	1.74			1.20	(k)	1.61

CAPITAL RATIOS (f)
Tier 1 capital ratio	11.7	(k)	11.6	11.9			11.7	(k)	11.9
Total capital ratio	14.3	(k)	14.1	14.7			14.3	(k)	14.7
Tier 1 common capital ratio (g)	10.5	(k)	10.4	10.4			10.5	(k)	10.4

SELECTED BALANCE SHEET DATA (period-end)
Total assets	$2,463,309		$2,439,494	$2,321,284	1	6	$2,463,309		$2,321,284	6
Loans:
Consumer, excluding credit card loans	288,350		288,096	295,079	-	(2)	288,350		295,079	(2)
Credit card loans	123,982		124,288	124,537	-	-	123,982		124,537	-
Wholesale loans	316,347		313,202	302,331	1	5	316,347		302,331	5
Total Loans	728,679		725,586	721,947	-	1	728,679		721,947	1
Deposits	1,281,102		1,202,950	1,139,611	6	12	1,281,102		1,139,611	12
Common stockholders' equity	195,512		197,781	190,635	(1)	3	195,512		190,635	3
Total stockholders' equity	206,670		209,239	199,693	(1)	3	206,670		199,693	3

Loans-to-deposits ratio	57%		60%	63%			57%		63%

Headcount (h)	255,041		254,063	259,144	-	(2)	255,041		259,144	(2)

LINE OF BUSINESS NET INCOME/(LOSS) (i)
Consumer & Community Banking	$2,702		$3,089	$2,355	(13)	15	$8,377		$8,562	(2)
Corporate & Investment Bank	2,240		2,838	1,992	(21)	12	7,688		6,401	20
Commercial Banking	665		621	690	7	(4)	1,882		1,954	(4)
Asset Management	476		500	443	(5)	7	1,463		1,220	20
Corporate/Private Equity	(6,463)		(552)	228	NM	NM	(6,765)		(2,545)	(166)
NET INCOME/(LOSS)	$(380)		$6,496	$5,708	NM	NM	$12,645		$15,592	(19)

(a)	For a further discussion of managed basis, see Note (b) on page 13.

(b)
Tangible book value per share and ROTCE are non-GAAP financial measures. Tangible book value per share represents the Firm's tangible common equity divided by period-end common shares. ROTCE measures the Firm's annualized earnings as a percentage of tangible common equity. For further discussion of these measures, see page 42 of the Earnings Release Financial Supplement.

(c)
Share price shown for JPMorgan Chase's common stock is from the New York Stock Exchange. JPMorgan Chase's common stock is also listed and traded on the London Stock Exchange and the Tokyo Stock Exchange.

(d)	Ratios are based upon annualized amounts.

(e)	Return on Basel I risk-weighted assets is the annualized earnings of the Firm divided by its average risk-weighted assets.

(f)
Basel 2.5 rules became effective for the Firm on January 1, 2013. The implementation of these rules in the first quarter of 2013 resulted in an increase of approximately $150 billion in risk-weighted assets compared with the Basel I rules. The implementation of these rules also resulted in decreases of the Firm’s Tier 1 capital, Total capital and Tier 1 common capital ratios by 140 basis points, 160 basis points and 120 basis points, respectively, at March 31, 2013. For further discussion of Basel 2.5, see Regulatory capital on pages 60-63 of JPMorgan Chase's 2Q13 Form 10-Q.

(g)
Basel I Tier 1 common capital ratio (“Tier 1 common ratio”) is Tier 1 common capital (“Tier 1 common”) divided by risk-weighted assets. The Firm uses Tier 1 common capital along with the other capital measures to assess and monitor its capital position. For further discussion of the Tier 1 common capital ratio, see page 42 of the Earnings Release Financial Supplement.

(h)	Effective January 1, 2013, interns are excluded from the firmwide and business segment headcount metrics. Prior periods were revised to conform with this presentation.

(i)
In the second quarter of 2013, the 2012 net income/(loss) data of Consumer & Community Banking ("CCB") and Corporate/Private Equity were revised to reflect the transfer of certain technology and operations, as well as real estate-related functions and staff, from Corporate/Private Equity to CCB, effective January 1, 2013. For further information on this transfer, see CCB on page 10, Consumer & Business Banking on page 12 and Corporate/Private Equity on page 30 of the Earnings Release Financial Supplement.

(j)	On May 21, 2013, the Board of Directors of JPMorgan Chase increased the Firm's quarterly common stock dividend from $0.30 to $0.38 per share.

(k)	Estimated.